Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of June 13, 2012 (“Effective Date”), by and between VETINSURANCE MANAGERS, INC., an Arizona corporation (“Company”) and Michael Banks (“Executive”).

The parties agree as follows:

1. Employment/Start Date. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. Executive’s full-time employment with Company and compensation and benefits provided under this Agreement shall commence on June 13, 2012 (“Start Date”).

2. Duties.

2.1 Position. Executive will be employed as Chief Financial Officer as of the Start Date. Executive shall have the duties and responsibilities assigned by Company’s Chief Executive Officer (“CEO”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s express written consent to do so.

2.3 Work Location. Executive’s principal place of work shall be located in Seattle, Washington, or such other location as Company may direct from time to time.

3. At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below) or advance notice, by either Executive or Company subject to the provisions regarding termination set forth below in section 8. No representative of Company, other than the CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, during Executive’s employment, Company shall pay to Executive an initial base salary of two hundred twenty-five thousand dollars ($225,000.00) per year (the

“Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Incentive Compensation. Executive will be eligible to earn an annual bonus of one hundred thousand dollars ($100,000) per year based on the achievement of (a) corporate performance goals and (b) individual performance objectives, as follows: 85% of the bonus is based on company’s achievement of its objectives for such period and 15% is based on Executive’s individual achievement of individual performance objectives that may be established by the CEO and/or the Board of Directors at the beginning of each fiscal year.

4.3 Stock Options. Subject to the Board of Directors’ approval, Executive will be granted an incentive stock option to purchase 200,000 of shares of Company’s Common Stock under the Vetinsurance International, Inc. 2007 Equity Compensation Plan (the “Plan”) at an exercise price of $4.05 (representing the fair market value of that stock on the Effective Date of the grant) (the “Option”). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option. The Option will begin vesting on the Start Date of this Agreement.

4.4 Performance and Salary Review. The Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Company in its sole and absolute discretion.

5. Customary Fringe Benefits. During Executive’s employment, Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Executive will be eligible to accrue up to twenty (20) days of vacation per year, the use of which shall be governed by Company’s vacation policy. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. Relocation Reimbursement. Upon receipt of valid invoices, Company will reimburse (or pay on behalf of) Executive allowable reasonable, documented expenses, including: (i) the packing, transport and related expenses for furniture and personal effects from the Executive’s existing residence to the Seattle, Washington area, and (ii) “house hunting” trips with Executive and his spouse to the such area; provided, however, that the total expenses reimbursable to the Executive pursuant to this sentence shall not exceed $45,000. If the Executive has not relocated his permanent residence to the Seattle, Washington area within three (3) months of the Effective Date of this Agreement, the Company shall have the right to terminate this Agreement upon notice to the Executive without the obligation to make any payments (including that Executive will not be entitled to receive the Severance Payment described in subsection 8.2 below) or provide any other benefits; provided, however, that the Board may waive the requirement that Executive relocate to the Seattle, Washington area or extend the twelve-month period described in this sentence, in its sole discretion. Company does not make any representations regarding the tax consequences of this benefit and Executive is advised to obtain Executive’s own tax counsel for such information and guidance.

8. Termination of Executive’s Employment.

8.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by Executive that are materially adverse to Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s breach of Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (g) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (h) Executive’s death, or (i) Executive’s failure to relocate Executive’s primary residence to Seattle, Washington within three (3) months of the Effective Date of this Agreement. In the event of termination based on (b) or (f), Executive will have fifteen (15) days from receipt of notice from Company to cure the issue, if curable. In the event Executive’s employment is terminated in accordance with this subsection 8.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Standard Entitlements”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 8.2 below.

8.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Standard Entitlements. In addition, the Executive will be entitled to receive a “Severance Payment” equivalent to two (2) months of Executive’s then current Base Salary. The Severance Payment shall be payable in equal installments in accordance with Company’s regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date. Executive will only receive the applicable Severance Payment if Executive: (i) complies with all surviving provisions of this

Agreement as specified in subsection 12.8 below and the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement; (ii) executes a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date, and (iii) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company ((i)-(iii) are collectively referred to hereafter as “Severance Obligations”) All other Company obligations to Executive will be automatically terminated and completely extinguished.

8.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation, Executive will be entitled to receive only Executive’s Base Salary and benefits during the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, for clarity, Executive will not be entitled to receive any Severance Payment described in subsection 8.2 above upon a voluntary resignation.

8.4 Pay in Lieu of Notice Period. Should Executive resign Executive’s employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.

8.5 Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including any board membership) Executive may hold on behalf of Company.

8.6 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) that is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.7 Termination Upon a Change of Control.

(a) Change of Control Severance Payment. If (i) the Company is subject to a Change of Control (as that term is defined below) “CIC”, within the four (4) years immediately following the Effective Date of this Agreement and (ii) Executive’s employment is terminated by Company within twelve (12) months after the Change of Control, other than for Cause (as defined in subsection 8.1 above), Executive shall be entitled to receive a “CIC Severance Payment” equivalent to twelve (12) months of Executive’s then current Base Salary. The CIC Severance Payment shall be in lieu of any other severance payments (including the Severance Payment described in subsection 8.2 above) and shall be payable in equal installments in accordance with Company’s regular payroll cycle beginning on the first regular payday occurring 60 days following the termination date. Executive will only receive the applicable CIC Severance Payment if Executive complies with all of the Severance Obligations described in subsection 8.2 above.

(b) 280G. If, due to the benefits provided under subsection 8.7(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under subsection 8.7(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under subsection 8.7(a) will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(l) of the Code.

(c) Change of Control. A Change of Control is defined as any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d 3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

(ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or

(iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the dissolution or liquidation of Company.

9. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, advisor, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

10. Confidentiality and Proprietary Rights. As a condition of employment, Executive agrees to read, sign and abide by Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, which is provided with this Agreement and incorporated herein by reference.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary or permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

12.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. This Agreement will be governed by and construed in accordancc with the laws of the United States and the State of Washington. Each party consents to the exclusive jurisdiction and venue of the state or federal courts in Seattle, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses as specified by either party in writing.

12.8 Survival. Sections 9 (“No Conflict of Interest”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Injunctive Relief”), 12 (“General Provisions”) and 12.89 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

12.9 Entire Agreement. This Agreement, including the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, incorporated herein by reference and Company’s Plan and related option documents described in subsection 4.2 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING EXECUTIVE EMPLOYMENT AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 6.13.2012		/s/ Michael Banks
Michael Banks, Executive

VETINSURANCE MANAGERS, INC.

Dated: 6.13.12	By:	/s/ Darryl Rawlings
Darryl Rawlings, President